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EXHIBIT 23.1


                        BDO SEIDMAN, LLP
                  Accountants and Consultants
                   601 West Riverside Avenue
                           Suite 900
                 Spokane, Washington 99201-0611
                   Telephone: (509) 747-8095
                      FAX: (509) 747-0415


      CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Exhaust Technologies, Inc.
Spokane, Washington

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 9, 1999 except for Note 3 which is a s of December 14, 1999 relating to the financial statements of Exhaust Technologies, Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

                              /s/ BDO Seidman, LLP

Spokane, Washington
February 7, 2000